Filed Pursuant to Rule 433

Registration No. 333-172490

FINAL TERM SHEET

Philip Morris International Inc.

Dated November 8, 2011

2.900% Notes due 2021

4.375% Notes due 2041

Issuer:	Philip Morris International Inc.

Offering Format:	SEC Registered

Security:	2.900% Notes due November 15, 2021 (the “2021 Notes”) 4.375% Notes due November 15, 2041 (the “2041 Notes”)

Aggregate Principal Amount:	2021 Notes: $750,000,000 2041 Notes: $750,000,000

Maturity Date:	2021 Notes: November 15, 2021 2041 Notes: November 15, 2041

Coupon:	2021 Notes: 2.900% 2041 Notes: 4.375%

Interest Payment Dates:	2021 Notes: Semi-annually on each May 15 and November 15, commencing May 15, 2012 2041 Notes: Semi-annually on each May 15 and November 15, commencing May 15, 2012

Price to Public:	2021 Notes: 98.656% of principal amount 2041 Notes: 97.953% of principal amount

Underwriting Discount:	2021 Notes: 0.450% 2041 Notes: 0.875%

Net Proceeds:	2021 Notes: $736,545,000 (before expenses) 2041 Notes: $728,085,000 (before expenses)

Benchmark Treasury:	2021 Notes: 2.125% due August 15, 2021 2041 Notes: 4.375% due May 15, 2041

Benchmark Treasury Price / Yield:	2021 Notes: 100-19 / 2.057% 2041 Notes: 124-17 / 3.100%

Spread to Benchmark Treasury:	2021 Notes: +100 basis points 2041 Notes: +140 basis points

Yield:	2021 Notes: 3.057% 2041 Notes: 4.500%

Settlement Date (T+4):	November 15, 2011

CUSIP/ISIN:	2021 Notes: 718172 AL3 / US718172AL38 2041 Notes: 718172 AM1 / US718172AM11

Listing:	Application will be made to list the 2021 Notes and the 2041 Notes on the New York Stock Exchange

Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC Barclays Capital Inc. HSBC Securities (USA) Inc.

	2021 Notes	2041 Notes
Allocations:
Citigroup Global Markets Inc.	$150,000,000	$150,000,000
Goldman, Sachs & Co.	$150,000,000	$150,000,000
J.P. Morgan Securities LLC	$150,000,000	$150,000,000
Barclays Capital Inc.	$150,000,000	$150,000,000
HSBC Securities (USA) Inc.	$150,000,000	$150,000,000

Total	$750,000,000	$750,000,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407, Goldman, Sachs & Co. at 1-866- 471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533, Barclays Capital Inc. toll free at 1-888-603-5847 or HSBC Securities (USA) Inc. toll free at 1-866-811-8049.

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